Exhibit 5.2

DLA Piper LLP (US) 500 Eighth Street, NW Washington, DC 20004 www.dlapiper.com T: 202-799-4000 F: 202-799-5000

August 22, 2025

Atlas Lithium Corporation

Rua Antonio de Albuquerque, 156-17th Floor

Belo Horizonte, Minas Gerais, Brazil 30.112-010

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Atlas Lithium Corporation, a Nevada corporation (the “Company”), in connection with the filing of a registration statement on Form S-3 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes (i) a base prospectus (the “Prospectus”) that provides that it may be supplemented in the future by one or more supplements to the Prospectus (each, a “Prospectus Supplement”) and (ii) a sales agreement prospectus (the “Sales Agreement Prospectus”), which relates to the issuance and sale of up to $25,000,000 of shares of the Company’s common stock, par value $0.001 per share (the “Sales Agreement Shares”) that may be issued and sold from time to time pursuant to that certain At The Market Offering Agreement, dated as of November 22, 2024 (the “Sales Agreement”) by and between the Company and H.C. Wainwright & Co., LLC, acting as sales agent. The Prospectus as it may be supplemented by one or more Prospectus Supplements, relates to the proposed offering and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act (the “Rules and Regulations”), of up to $75,000,000 in the aggregate of the following securities (the “Securities”): (i) shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), (ii) shares of the Company’s preferred stock, $0.001 par value per share (the “Preferred Stock”), (iii) warrants representing right to purchase shares of Common Stock or shares of Preferred Stock (the “Warrants”) and (iv) such indeterminate number of shares of Common Stock or Preferred Stock as may be issued upon conversion or exercise, as applicable, of any Preferred Stock or Warrants, including such shares of Common Stock or Preferred Stock as may be issued pursuant to anti-dilution adjustments determined at the time of offering (collectively, “Indeterminate Securities”). The Common Stock, Preferred Stock, Warrants and Indeterminate Securities offered pursuant to the Registration Statement are collectively referred to herein as the “Securities.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Articles of Incorporation, (ii) the Second Amended and Restated By-laws of the Company, (iii) certain resolutions of the Company’s Board of Directors relating to the Registration Statement, and (iv) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity and completeness of the documents submitted to us as originals, the completeness and conformity with the originals of all documents submitted to us as certified, facsimile, photostatic or electronic copies, including portable document files, and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinions set forth below. In addition, we have assumed and not independently verified the accuracy as to factual matters of each document we have reviewed.

For the purpose of the opinions set forth below, we have also assumed, without independent investigation or verification, that all of the following (collectively, the “general conditions”) shall have occurred prior to the issuance of the Securities referred to therein:

A. any Warrants offered under the Registration Statement will be issued under one or more warrant agreements (each, a “Warrant Agreement”) between the Company and the financial institution identified in the Warrant Agreement as a warrant agent (each, a “Warrant Agent”) and the execution, delivery, and performance of the applicable Warrant Agreement and related definitive purchase, underwriting or similar agreement (each, a “Definitive Agreement”) with respect to any Warrants and the issuance and sale of the Warrants will be duly authorized by all necessary corporate action of the Company; and neither the execution and delivery by the Company of the Warrant Agreement and any other applicable Definitive Agreements nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Warrants: (i) violates or conflicts with the Amended and Restated Articles of Incorporation or the Second Amended and Restated Bylaws of the Company, (ii) constitutes or will constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company or its property is subject, (iii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iv) violates or will violate any law, rule or regulation to which the Company or its property is subject;

B. any Warrants and the related Warrant Agreement, as applicable, will be executed in the forms filed as exhibits to the Registration Statement or incorporated by reference therein;

C. to the extent that the obligations of the Company under any Warrant Agreement may depend upon such matters, each of the parties thereto will be duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and will be duly qualified to engage in the activities contemplated by such Warrant Agreement; such Warrant Agreement has been duly authorized, executed, and delivered by such party and constitutes the legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms; such party is in compliance, generally and with respect to acting as a party with respect to its obligations under such Warrant Agreement, with all applicable laws and regulations; and such party has the requisite organizational and legal power and authority to perform its obligations under such Warrant Agreement;

D. the Registration Statement and any amendments thereto (including all necessary post-effective amendments) will have become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded and will comply with all applicable federal and state laws at the time the Warrants are offered and issued as contemplated by the Registration Statement;

E. an appropriate Prospectus Supplement will have been prepared, delivered (including through compliance with Rule 172 of the Rules and Regulations) and filed with the Commission describing the Securities offered thereby and will comply with all applicable laws at the time the Warrants are offered and issued as contemplated by the Registration Statement; and

F. all Warrants will be issued and sold in compliance with applicable federal and state securities laws.

The opinions expressed herein are limited to the internal laws of the state of New York (excluding those of counties, cities and other municipalities), which, in the experience of our attorneys who are members of the bar in New York who are experienced in the offer, issuance and sale of Warrants, are normally applicable to transactions of the type that would be provided for in a Warrant Agreement and related Definitive Agreement, but without our having made any special investigation concerning any other law, rule or regulation, in each case in effect on the date hereof (“Applicable Law”), and we express no opinion with respect to the laws of any other state or jurisdiction. Various issues concerning the internal corporate laws of the State of Nevada are addressed in the opinion of Brownstein Hyatt Farber Schreck, LLP, separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, with respect to any Warrants, it is our opinion that, as of the date hereof, when (a) the general conditions shall have been satisfied, (b) the Common Stock or Preferred Stock for which the Warrants are exercisable have been duly authorized for issuance by the Company and (c) certificates evidencing the Warrants, conforming to the requirements of the applicable Warrant Agreement have been duly countersigned or authenticated, as required, by the applicable Warrant Agent and duly executed and delivered by the Company against payment for the Warrants in accordance with the terms and provisions of such Warrant Agreement and the applicable Definitive Agreements, the terms of all necessary corporate action of the Company, and as contemplated by the Registration Statement and the applicable Prospectus Supplement, the Warrants will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

The opinion stated herein is subject to the following qualifications:

(a) we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and the opinions stated herein are limited by such laws, and also by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief (regardless of whether enforcement is sought in equity or at law), by any statute, decision or rule of law prohibiting or limiting the exercise of simultaneous remedies, and by limitations or qualifications on the enforcement of certain rights, remedies, waivers and other provisions by the jurisdiction in which enforcement thereof is sought;

(b) we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any Warrant Agreement or Definitive Agreement or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c) except to the extent expressly stated in the opinions contained herein, we have assumed that the Warrant Agreement and each of the applicable Definitive Agreements constitutes the valid and binding obligation of each party thereto such Transaction Document (other than the Company), enforceable against such party in accordance with its terms;

(d) we do not express any opinion with respect to the enforceability of any provision contained in the Warrant Agreement or any Definitive Agreement relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations;

(e) we do not express any opinion with respect to the enforceability of any provision of the Warrant Agreement or any Definitive Agreement to the extent that such section purports to bind the Company to the exclusive jurisdiction of any particular federal court or courts;

(f) we have assumed that the laws of the State of New York will be chosen to govern any Warrant Agreement and related Definitive Agreement, and that such choice is and will be a valid and legal provision;

(g) to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in the Warrant Agreement or any Definitive Agreement, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality; and

(h) enforceability may be limited to the extent that the remedies are sought by a party with respect to a breach that a court concludes is not material or does not adversely affect such party. Enforceability may also be limited by any unconscionable, inequitable, or unreasonable conduct on the part of such party seeking enforcement, defenses arising from such party’s failure to act in accordance with the terms and conditions of the Warrant Agreement or any related Definitive Agreement, defenses arising as a consequence of the passage of time, or defenses arising as a result of such party’s failure to act reasonably or in good faith or to comply with the terms of the Warrant Agreement or any related Definitive Agreement.

Although the Securities may be issued from time to time on a delayed or continuous basis, the opinions expressed herein are limited to the laws, including rules and regulations, as in effect on the date hereof.

The opinion letter is limited to the matters stated herein, and no opinions may be implied or inferred beyond that matters expressly stated herein. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in the law that may hereafter occur.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)